SEALED AIR CORPORATION
PARK 80 EAST/SADDLE BROOK, NEW JERSEY 07663-5291/
(201) 791-7600/FAX (201) 703-4205

                                        EXHIBIT 5



                              May 17, 1996


Sealed Air Corporation
Park 80 East
Saddle Brook, N.J. 07663

Dear Sirs:

          I am the Assistant General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the "Corporation"), and as such have represented the Corporation in connection with a Registration Statement on Form S-8 (the "Registration Statement") of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 67,800 shares (the "Shares") of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"). Of such 67,800 shares, 36,400 shares of Common Stock are authorized but unissued shares of Common Stock that are available for awards to be made under the Restricted Stock Plan for Non-Employee Directors of the Corporation, as amended (the "Plan"). The remaining 31,400 shares are being registered for reoffer and resale for the account of certain selling stockholders (the "Selling Stockholders"), all of whom are current or former directors of the Corporation who received such shares under the Plan prior to the filing of the Registration Statement. I have been advised that the authorization of the Shares for issuance under the Plan was approved by the Board of Directors on February 7, 1991 and by the stockholders of the Corporation on May 17, 1991. Amendments to the Plan were approved by the Board of Directors on February 7, 1996, and certain of such amendments were submitted to the stockholders of the Corporation for approval on May 17, 1996, which approval was received.

          As counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors and stockholders of the Corporation that authorized the adoption of the Plan and the issuance of the Shares, as well as the resolutions adopted by the Board of Directors and stockholders of the Corporation that approved subsequent amendments to the Plan. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

          Based on the foregoing, I am of opinion that:

          1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. The Shares are and, when sold pursuant to the Registration Statement will be, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus forming a part thereof.



                                   Very truly yours,


                                   H. Katherine White
                                   Assistant General Counsel and Secretary

RMG/sa